Exhibit 99.3


FOR IMMEDIATE RELEASE

                         Media Contact: Kathleen W. Lawrence
                                        Director of Corporate
                                        Communication
                                        (540) 896-0406


LAM NAMED WLR FOODS' CHIEF FINANCIAL OFFICER

Broadway, Virginia, November 12, 1998 - WLR Foods, Inc. (NASDAQ: WLRF) today announced the appointment of Dale S. Lam as Chief Financial Officer. Mr. Lam is currently WLR Foods' Vice President of Finance, a position he will retain. He will be responsible for all aspects of corporate finance for WLR Foods, Inc. and its subsidiaries.

In making the announcement, President and Chief Executive Officer, James L. Keeler stated: "Dale Lam's outstanding performance as Vice President of Finance made the decision to promote him to CFO an easy one. I highly value his competence and his contributions to the management of this company, as do the Board of Directors and his colleagues on the management team."

Mr. Lam began his accounting career with the Richmond, Virginia office of Coopers & Lybrand. He is a Certified Public Accountant and an honors graduate of the University of Virginia's McIntire School of Commerce with a concentration in accounting. While at the University of Virginia, he was the 1985 recipient of the National Association of Accountants' Carman Blough Award. He is a member of the American Institute of Certified Public Accountants, the Harrisonburg Rotary Club, and the Raven Society of the University of Virginia.

WLR Foods is a fully integrated provider of high quality turkey and chicken products primarily under the Wampler Foods(R) brand. It is nationally ranked as the seventh largest poultry processor by sales volume and is an international leader in poultry exports. WLR Foods has processing operations in Virginia, North Carolina, West Virginia, and Pennsylvania.

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